Exhibit 99.1
PRESS CONTACT:
David Neurohr
For Prescient
412-473-3446
davidn@jackhorner.com
SCAN BASED TRADING UP MARKEDLY IN 2005, SAYS PRESCIENT
As competition and cost-cutting intensifies, retailers and suppliers ZOOMTM in on consumers
WEST CHESTER, Pa.— February 1, 2006—That little beep could be telling you something. And suddenly everybody’s listening.
Besides tallying groceries at checkout, register scanners indeed are capturing detailed purchase information. Time was, the retailer would use that data for basic accounting, plus knowing how many loaves of bread to order. But no more.
“Competition and cost-cutting among retailers have yanked the traditional supply chain completely apart,” said Jane Hoffer, president and CEO of Prescient, a leading provider of supply chain and advanced commerce solutions for retailers and suppliers.
To survive in today’s price-driven economy, retailers and suppliers must unite. And according to Prescient’s new year-end data, they are.
Survival: Stores Soon Won’t Own What They Sell
Welcome to the advanced commerce era of scan based trading. In scan based trading, the retailer doesn’t own the merchandise on its shelves—the supplier does—until, beep, it scans at checkout. That means a dramatic reduction in inventory investment, one of retail’s most burdensome line items. It also means more efficient operations on the suppliers’ side, using real-time scan sales data for manufacturing and distribution planning.
Scan based trading allows both retailers and suppliers to spend more time on value-added activities such as stocking and merchandising store shelves; resulting in a better experience for the consumer.
Last year, more retailers than ever converted to scan based trading. In 2005, the number of supplier-to-retailer data connections managed by Prescient for scan based trading jumped to approximately 25,000 monthly from approximately 15,000 monthly in 2004. That 67 percent year-over-year rise means more stores are embracing this model—and faster—to realize benefits quickly as competitive pressures mount.
Following the money verifies the upswing. Prescient’s year-over-year invoiced transactions between “connected” suppliers and retailers are up 35 percent, representing approximately $850,000,000 in 2005 industry sales versus approximately $625,000,000 in 2004. If this trend continues, Prescient is on track to facilitate more than $1 billion of its customers’ scan based trading transactions in 2006.
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The days of “supply it and they will come” are over. So, now all eyes are on the consumer. Being able to “see” them clearly is mission critical.
Strategic Advantage: Prescient Zooms in on Consumers
Having followed and anticipated this metamorphosis in the supply chain since the late 1990s, Prescient today has unveiled its exclusive Consumer ZOOM Demand Network™. Prescient’s Consumer ZOOM model uniquely positions the shopper at the center of the transaction between supplier and retailer, yet introduces transparency so that consumer-purchasing habits are visible to each and drive the supply chain.
(Editors note: For graphic representation of Prescient’s Consumer ZOOM Demand Network™, visit www.prescient.com.)
This proprietary notion is rapidly catching on. Prescient’s ever-expanding trading community includes a growing portfolio of national retailers and suppliers in almost every category—from grocery, to automotive, to pharmacy, to quick-service food operators—conducting or converting to scan based trading. Savvy businesses are quickly getting onboard.
For retailers, Prescient’s coordination of scan sales data with supplier partners enables collaboration of other related activities, such as demand planning, trade promotions, inventory management, reconciliation and more. For suppliers, properly analyzing scan sales data helps in forecasting, reducing inventories, and making and selling more goods more efficiently.
Retailers and suppliers who embrace the inevitability of scan based trading are better positioned for prosperity and profits ... and survival, according to industry experts at Prescient.
“Store and brand loyalty—a winning combination for retailer and supplier—increase when trading partners collaborate and share sales data with each other, improving customer satisfaction and building destination-faithful traffic,” said Hoffer.
About Prescient
 Prescient, founded in 1982 (OTCBB: PPID), is a leading provider of supply chain and advanced commerce solutions for retailers and suppliers. Prescient’s solutions capture information at the point of sale, provide greater visibility into real-time demand and turn data into actionable information across the entire supply chain. As a result, the company’s products and services enable trading partners to compete effectively, increase profitability and excel in today’s retail business climate. Household brand names like Ahold, AutoZone, Coors, Domino’s Pizza, Rite Aid, Sara Lee, Schwan’s and Wyeth rely on Prescient. For more information, go to www.prescient.com.
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Forward-Looking Statement
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “if”, “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to Prescient Applied Intelligence, Inc. are intended to identify such forward-looking statements. Prescient may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Prescient’s report on Form 10-KSB filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.
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Available for Interviews: Jane Hoffer, president & CEO, Prescient